                                                                     Exhibit 4.1

                          OFFER TO PURCHASE FOR CASH
                    UP TO 3,000,000 SHARES OF COMMON STOCK
                                      OF

                             NETSPEAK CORPORATION
                                      AT
                             $30.00 NET PER SHARE
                                      BY

                                MOTOROLA, INC.


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 21, 1998, UNLESS THE OFFER
                                 IS EXTENDED.


  THE BOARD OF DIRECTORS OF NETSPEAK CORPORATION (THE "COMPANY") HAS APPROVED THE OFFER AND THE OTHER TRANSACTIONS DESCRIBED HEREIN. THE COMPANY AND ITS BOARD OF DIRECTORS ARE REMAINING NEUTRAL WITH RESPECT TO THE OFFER AND ACCORDINGLY ARE NOT MAKING ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER THEIR SHARES INTO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,750,000 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK" OR "SHARES"), (2) THE CONDITIONS TO WHICH THE OBLIGATIONS OF MOTOROLA, INC. (THE "PURCHASER") TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENT HAVING BEEN SATISFIED OR WAIVED, (3) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (4) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED HEREIN.

                               ----------------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, and to Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

March 25, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................    1
THE OFFER.................................................................    2
   1. Terms of the Offer..................................................    2
   2. Acceptance for Payment and Payment for Shares.......................    4
   3. Procedure for Tendering Shares......................................    5
   4. Withdrawal Rights...................................................    8
   5. Certain Federal Income Tax Consequences.............................    9
   6. Price Range of the Shares; Dividends................................    9
   7. Effect of the Offer on the Market for the Shares; Stock Quotation;
      Exchange Act Registration; Margin Regulations.......................   10
   8. Certain Information Concerning the Company..........................   10
   9. Certain Information Concerning the Purchaser........................   12
  10. Source and Amount of Funds..........................................   14
  11. Background of the Offer.............................................   14
  12. Purpose of The Offer; Plans for the Company; The Tender Agreement;
      The Voting Agreement; The Standstill and Participation Agreement;
      The Investor's Rights Agreement; The Common Stock Purchase
      Agreements; and The License Agreement...............................   16
  13. Dividends and Distributions.........................................   25
  14. Certain Conditions of the Offer.....................................   25
  15. Certain Legal Matters...............................................   27
  16. Fees and Expenses...................................................   28
  17. Miscellaneous.......................................................   29
Schedule I--INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
         THE PURCHASER....................................................   30

TO HOLDERS OF COMMON STOCK OF NETSPEAK CORPORATION:

                                 INTRODUCTION

  Motorola, Inc., a Delaware corporation (the "Purchaser") hereby offers to purchase up to three million (3,000,000) shares of common stock, par value $0.01 per share (the "Common Stock" or "Shares"), of NetSpeak Corporation, a Florida corporation (the "Company"), at a purchase price of $30.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting as Dealer Manager ("Merrill Lynch" or the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company has approved the Offer and the other transactions described herein. The Company and its Board of Directors are remaining neutral with respect to the Offer and accordingly are not making any recommendation to shareholders as to whether to tender their Shares into the Offer.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,750,000 SHARES (THE "MINIMUM TENDER CONDITION"), (2) THE CONDITIONS TO WHICH THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENT (AS DEFINED HEREIN), HAVING BEEN SATISFIED OR WAIVED,
(3) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (4) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED HEREIN.

  The Offer is being made pursuant to the Tender Agreement dated as of March 18, 1998 (the "Tender Agreement"), by and between the Purchaser and the Company pursuant to which, following the later of the Expiration Date (as defined in Section 1) and the satisfaction or waiver of certain conditions, the Purchaser will accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 12. Employees and management of the Company are permitted to tender their shares into the Offer.

  Concurrently with the execution of the Tender Agreement, (i) the Company, the Purchaser and certain management shareholders entered into a Voting Agreement pursuant to which the Company will increase the size of the Board of Directors and permit the Purchaser to add additional Purchaser designees to the Company's Board of Directors, (ii) the Company and the Purchaser entered into the Standstill and Participation Rights Agreement (the "Standstill and Participation Agreement") pursuant to which the Purchaser agreed, among other things, under certain circumstances not to sell or purchase any shares in the Company prior to certain specified dates and to provide the Purchaser with certain participation rights with respect to future equity issuances by the Company, (iii) the Purchaser and John W. Staten ("Staten"), Chief Financial Officer of the Company, entered into the Common Stock Purchase Agreement (the "Staten Purchase Agreement"), pursuant to which the Purchaser agreed to buy 25,000 shares of common stock from Staten at $30.00 net per Share, (iv) the Purchaser and Steven F. Mills ("Mills"), Senior Vice President of Advanced Technology Development, entered into the Common Stock Purchase Agreement (the "Mills Purchase Agreement," and together with the Staten Purchase Agreement, the "Common Stock Purchase Agreements"), pursuant to which the Purchaser agreed to buy 10,000 shares of common stock from Mills at $30.00 net per Share, (v) the Company and the Purchaser entered into the

Amended and Restated NetSpeak Corporation Investor's Rights Agreement (the "Investor's Rights Agreement") pursuant to which the Company agreed, among other things, to register the Purchaser's Shares under the federal securities laws under certain circumstances and (vi) the Company and the Purchaser entered into the Joint Development and License Agreement (the "License Agreement"), dated as of March 18, 1998, pursuant to which the Purchaser acquired exclusive and non-exclusive licenses to certain products developed and manufactured by the Company. The Standstill and Participation Agreement, the Voting Agreement, the Common Stock Purchase Agreements, the Investor's Rights Agreement and the License Agreement are referred to herein as the "Ancillary Agreements." The Ancillary Agreements are more fully described in
Section 12.

  Certain Federal income tax consequences of the sale of the Shares pursuant to the Offer are described in Section 5.

  Immediately following the consummation of the Offer and the terms under the Tender Agreement, the Company will remain a public company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Shares are expected to continue to be listed for quotation on the Nasdaq National Market System (the "Nasdaq National Market").

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 3,000,000 shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, April 21, 1998, unless and until the Purchaser (subject to the terms of the Tender Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  If more than 3,000,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn.

  Because of the time required to determine the precise number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser does not expect to announce the final results of proration until approximately four trading days on the Nasdaq National Market after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary, and also may be able to obtain such preliminary information from their brokers.

  In the Tender Agreement the Purchaser has agreed that it will not, except as otherwise required by law and as set forth in the Tender Agreement, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Expiration Date of the Offer for up to 15 business days after the initial Expiration Date or for longer periods, in each case in the event that at the Expiration Date any condition to the Offer shall not have been satisfied or earlier waived or as required by the Securities and Exchange Commission (the "Commission") rules and regulations. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  In addition, the Purchaser has agreed in the Tender Agreement that, among other things, it will not, without the consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer or (iii) impose conditions to the Offer in addition to the conditions set forth in Section 14.

  Subject to the terms of the Tender Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 Midnight, New York City time, on Tuesday, April 21, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Tender Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Tender Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Tender Condition, with the Company's consent), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the terms and conditions pursuant to the Tender Agreement, the expiration or termination of all waiting periods imposed by the HSR Act, and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Tender Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

  The Company has provided the Purchaser its lists of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for up to 3,000,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of the Purchaser, and such determination will be final and binding on all tendering shareholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

  Purchaser expects to file a Notification and Report Form with respect to the Offer under the HSR Act as promptly as practicable after the commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after such date (anticipated to be April 10, 1998, unless early termination of the waiting period is granted). In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from the Purchaser. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Purchaser with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender, proration or otherwise, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly-owned subsidiaries of the Purchaser, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary at one of such addresses along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-

Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. or any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (such member, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the ease of a book-entry transfer, an

  Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that the tender of such Shares complies with Rule 14e-4 under the Exchange Act.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  To prevent backup Federal income tax withholding on payments made to certain shareholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with his correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 18, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders then scheduled.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (which is initially April 21, 1998) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 20, 1998 (or such later date as may apply in case the Offer is extended).

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its reasonable discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. THE TAX TREATMENT OF EACH SHAREHOLDER WILL DEPEND IN PART UPON SUCH SHAREHOLDER'S PARTICULAR SITUATION. SPECIAL TAX CONSEQUENCES NOT DESCRIBED HEREIN MAY BE APPLICABLE TO PARTICULAR CLASSES OF TAXPAYERS, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, BROKER-DEALERS, PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES THROUGH THE EXERCISE OF ANY EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

  The receipt of cash pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received and the shareholder's adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss generally will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder. Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon a disposition of the Shares pursuant to the Offer that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual upon such a disposition of Shares that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28% and net capital gain recognized upon the sale of Shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon a disposition of Shares pursuant to the Offer will be subject to tax at ordinary income tax rates.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

  The information set forth in this Section regarding the Company is entirely taken from or based upon public information, including the Company's Annual Report on Form 10-K for the year ending December 31, 1997 (the "Company Form 10-K"), and information supplied to the Purchaser by the Company. Neither the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to the Purchaser. The Shares are listed for quotation on the Nasdaq National Market under the trading symbol "NSPK". The Company has not declared nor paid any cash dividends to holders of Shares since its initial public offering on May 29, 1997. The following table sets forth, for the periods indicated, the high and low bid prices per Share on the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
      FISCAL 1997:
        Second Quarter (commencing May 29, 1997)(1).............. $ 9.50 $ 8.68
        Third Quarter............................................ $15.13 $ 7.75
        Fourth Quarter........................................... $26.88 $15.38
      FISCAL 1998:
        First Quarter (through March 24, 1998)................... $30.06 $21.50

--------
(1) The Company commenced trading pursuant to the initial public offering of its Common Stock on May 29, 1997.

  On March 18, 1998, the last full trading day before the public announcement of the execution of the Tender Agreement and the Purchaser's intention to acquire the Shares pursuant to the Offer, the closing bid per Share on the Nasdaq National Market was $28.87. On March 24, 1998, the last full trading day before the commencement of the Offer, the closing bid per Share on the Nasdaq National Market was $30.06. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will likely reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. However, a significant percentage of the outstanding Shares will continue to be held by persons other than the Purchaser, and the Purchaser does not believe that its purchase of 3,000,000 Shares pursuant to the Offer is likely to result in the Company's failure to meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or result in the Shares becoming eligible for deregistration under the Exchange Act or should have a material adverse effect on the liquidity and market value of the remaining Shares held by the public.

  The Shares are currently registered under the Exchange Act and, according to the Company, will continue to be registered thereunder after the Offer. However, such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for quotation on the Nasdaq National Market or the Nasdaq small cap market.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, the Shares will continue to be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Florida corporation with its principal executive offices located at 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33487.

  The historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser, the Dealer Manager, the Depositary nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to the Purchaser.

  According to the Company Form 10-K, the Company develops, markets, licenses, and supports a suite of intelligent software products and systems which enable real-time, concurrent interactive voice, video and data transmission over packetized data networks such as the Internet and local-area and wide-area networks ("LANs" and "WANs", respectively). The Company's products allow organizations to build new voice and video-enabled communications networks, or to add these communications capabilities to their existing network infrastructure. The Company's software uses its patent-pending virtual circuit switching architecture and its intelligent call routing and management software to provide gateways between packetized data networks and traditional circuit switched voice transmission networks to enable users to transparently communicate with each other on a point-to-point basis. The Company's technology integrates into packetized data networks a variety of features and functions commonly found in traditional voice transmission networks, and expands a network's functionality by offering additional features such as concurrent voice and data transmission and video conferencing. The Company has focused its efforts on developing its suite of products and systems to meet the stringent requirements of telecommunications carriers which include at a minimum scalability, reliability and redundancy as well as a number of other systems management, remote operations, administration and maintenance features commonly found in carrier-grade technology.

  The following table presents selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company Form 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             NETSPEAK CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PREDECESSOR(1)                     YEAR ENDED (AUDITED)
                                ---------------                  -------------------------
                                 MAY 15, 1995   DECEMBER 8, 1995
                                TO DECEMBER 18, TO DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                     1995             1995           1996         1997
                                --------------- ---------------- ------------ ------------
      INCOME STATEMENT DATA:
      Net Revenues............       $--             $ --          $   867      $ 5,353
        Operating Expenses:
          Cost of revenues....                                          47          931
          Research and
           development........        175               28           2,256        5,496
          Sales and marketing.        --               --              722        2,919
          General and
           administrative.....          6               57             837        1,631
          Purchased research
           and development....        --               557             --           --
                                     ----            -----         -------      -------
      Total operating
       expenses...............        181              642           3,862       10,977
      Loss from operations....       (181)            (642)         (2,995)      (5,624)
      Interest and other
       income.................        --               --              172          753
                                     ----            -----         -------      -------
      Loss before income
       taxes..................       (181)            (642)         (2,823)      (4,871)
      Income taxes............        --               --               43          209
      Net loss................       (181)            (642)         (2,866)      (5,080)
                                     ====            =====         =======      =======
      Net loss per share......                       (0.15)          (0.41)       (0.54)
                                                     =====         =======      =======
      Shares used in computing
       net loss per share.....                       4,408           7,019        9,396
                                                     =====         =======      =======

                                                               SUCCESSOR(1)
                                                               DECEMBER 31,
                                                            -------------------
                                                            1995  1996   1997
                                                            ---- ------ -------
      BALANCE SHEET DATA:
      Cash and cash equivalents............................ $483 $6,295 $ 4,718
      Working capital......................................  391  4,304  18,413
      Total assets.........................................  556  8,278  23,201
      Shareholders' equity.................................  448  5,679  21,108

--------
(1) NetSpeak acquired Internet Telephone Company ("ITC") by issuing 2,500,000 shares of Common Stock, valued at $500,000, in exchange for all of the outstanding shares of ITC. The acquisition was accounted for as a purchase, and the purchase price was allocated to the assets acquired, including purchased research and development in process, and liabilities assumed based upon their fair value on the date of acquisition. The financial information identified herein as for the Predecessor is for ITC for the period May 15, 1995 (inception) to December 18, 1995, the date of its acquisition by NetSpeak. The financial information identified herein as for the Successor is for NetSpeak (including ITC on a consolidated basis from the date of acquisition) as of December 31, 1995, 1996 and 1997 and for the period from December 8, 1995 (inception) to December 31, 1995, for the years ended December 31, 1996 and 1997.

To the knowledge of the Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance.

  Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities, any material interest of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information. Such information should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER

  The principal offices of the Purchaser, a Delaware corporation, are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196. As of January 31, 1998, 597,503,874 shares of the Purchaser's common stock, $3 par value per share, were outstanding.

  The Purchaser is one of the world's leading providers of wireless communications, semiconductors and advanced electronic systems, components and services. Major equipment businesses include cellular telephone, two-way radio, paging and data communications, personal communications, automotive, defense and space electronics and computers. Motorola semiconductors power communication devices, computers and millions of other products. "Motorola" is a registered trademark of Motorola, Inc.

  The following information presents certain selected historical consolidated financial information with respect to the Purchaser and its subsidiaries excerpted or derived from the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Purchaser Form 10-K") which is incorporated herein by reference, and other documents filed by the Purchaser with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Purchaser with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                                 MOTOROLA, INC.

                                      AND

                                  SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                  YEAR ENDED (AUDITED)
                                         --------------------------------------
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1995         1996         1997
                                         ------------ ------------ ------------
OPERATING DATA:
Net Sales...............................   $27,037      $27,973      $29,794
Costs and Expenses
  Manufacturing and other costs of
   sales................................    17,545       18,990       20,003
  Selling, general and administrative
   costs................................     4,642        4,715        5,515
  Depreciation expense..................     1,919        2,308        2,329
  Interest expense, net.................       149          185          131
Total Costs and Expenses................    24,255       26,198       27,978
Net Gain on Nextel Asset Exchange.......       443          --           --
Earnings Before Income Taxes............     3,225        1,775        1,816
Income Taxes Provided on Earnings.......     1,177          621          636
Net Earnings............................     2,048        1,154        1,180
Basic Earnings per Common Share.........      3.47         1.95         1.98
Diluted Earnings per Common Share.......      3.37         1.90         1.94
Diluted Weighted Average Common Shares
 Outstanding............................     609.7        609.0        612.2
                                                      DECEMBER 31,
                                         --------------------------------------
                                             1995         1996         1997
                                         ------------ ------------ ------------
BALANCE SHEET DATA:
Cash and cash equivalents...............   $   725      $ 1,513      $ 1,445
Working capital.........................     2,717        3,324        4,181
Total assets............................    22,738       24,076       27,278
Long-term debt..........................     1,949        1,931        2,144
Total debt..............................     3,554        3,313        3,426
Total stockholders' equity..............    10,985       11,795       13,272

  Except as described in this Offer to Purchase, neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed, beneficially owns any equity security of the Company, and neither the Purchaser nor, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Purchaser, any of its respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  From time to time the Purchaser and certain of its subsidiaries have engaged in ordinary course business transactions with the Company and expect to engage in such transactions with the Company in the future. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or its subsidiaries, or to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

  Available Information. The Purchaser is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Purchaser's directors and officers, their remuneration, options granted to them, the principal holders of the Purchaser's securities, any material interest of such persons in transactions with the Purchaser and other matters is disclosed in proxy statements distributed to the Purchaser's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by the Purchaser to purchase up to 3,000,000 Shares pursuant to the Offer and to pay the fees and expenses related to the Offer and related transactions is estimated to be approximately $93,000,000. The Purchaser plans to use funds it has available in cash accounts for such purchase. The Purchaser has not conditioned the Offer on obtaining financing.

11. BACKGROUND OF THE OFFER

  In August 1996 the Company established a strategic alliance with the Purchaser pursuant to which the Purchaser made a minority investment in the Company, and pursuant to the terms of a right of first negotiation agreement (the "Negotiation Agreement"), the Company granted the Purchaser certain rights to negotiate licenses for the Company's technology as it applies to cable and wireless communications. The Purchaser invested $4,234,192 in return for 769,853 shares of Common Stock and a warrant to purchase an additional 452,855 shares of Common Stock. The Purchaser's warrant to purchase additional shares of Common Stock was exercised upon the consummation of the Company's initial public offering in June, 1997. Immediately after the Company's initial public offering, the Purchaser owned 1,222,708 shares of Common Stock, representing 11.6% of Company's then outstanding Common Stock. As of the date hereof, Purchaser continues to own 1,222,708 shares of Common Stock, representing 10% of the Company's outstanding Common Stock as of the close of business on March 23, 1998.

  As part of its initial investment in the Company, the Purchaser also received the right to designate one member of the Company's Board of Directors. The Purchaser designated Mr. Steve Leeke, Director and General Manager of the Purchaser's Internet Content and Service Businesses, to the Company's board. Mr. Leeke currently serves as a director of the Company.

  Apart from its investment in the Company, the Purchaser also became a customer of the Company and through its affiliates conducted test trials of systems incorporating the Company's products and technology into those of the Purchaser. Beginning in the fall of 1996, various of the Purchaser's business units, such as the Purchaser's Information Systems Group, the Motorola business unit responsible for, among other things, data communications products ("ISG"), and the Purchaser's Multimedia Group, the Purchaser's business unit responsible for cable modem and cable telephony products, met with representatives of the Company to assess the possibility of using the Company's technology in their products and development efforts. Numerous technical and development meetings occurred as the Purchaser gained a deeper understanding for the benefits of Company's technology and the breadth of opportunities for the two companies to work together to develop and propagate real-time multimedia communication applications across internet, wireless and wireline networks.

  On December 15, 1997, the Company gave the Purchaser notice (pursuant to the Negotiation Agreement) that another firm wished to partner with the Company on an exclusive basis for certain technology and to also acquire equity in the Company. After receipt of this notice, the Purchaser began a series of dialogs and informal meetings with Company management throughout January and February of 1998 seeking to explore the potential for a broader relationship between the Purchaser and the Company and to accelerate efforts to enter into mutually beneficial licensing and development arrangements. The parties also conducted trials and demonstrations of the Company's technology as used in conjunction with the Purchaser's networks and devices.

  On January 29, 1998, Mr. Shlomo Pri-Tal, Mr. Greg Vatt, Mr. John Becker, Mr. Don Anselmo and Mr. Steve Leeke of the Purchaser met at the Company's offices with Mr. Stephen R. Cohen, the Company's Chairman, and other representatives of the Company to discuss products and technology that the Company could offer to the Purchaser. At the same meeting Mr. Steve Leeke and Mr. Cohen had an initial conversation regarding the Purchaser increasing its equity ownership in the Company.

  On February 23, 1998, Mr. Jack Scanlon, President of the Purchaser's Cellular Networks and Space Systems sector, the Motorola business sector responsible for cellular infrastructure networks and satellite communications ("CNSS"), and other representatives of the Purchaser met at the Company's offices with Mr. Cohen and other representatives of the Company to further explore and analyze the Company's technology and product offerings. At such time Mr. Scanlon and Mr. Cohen discussed the possibility of the Purchaser acquiring an exclusive license over the Company's technology as it relates to CNSS's business and the possibility of the Purchaser increasing its equity stake in the Company.

  By early March, 1998, the Purchaser was prepared to submit several proposals to the Company regarding licensing arrangements between the Company and CNSS and ISG and an increased equity stake by the Purchaser in the Company. On March 2, 1998, Mr. Randy Battat, Senior Vice President and General Manager of ISG, sent a letter to Mr. Stephen R. Cohen indicating ISG's interest in pursuing a nonexclusive license for Company products and technology to be used in connection with ISG's business. On March 3, 1998, by letter to Mr. Stephen Cohen, Mr. Jack Scanlon expressed CNSS's interest in pursuing an exclusive license from Company with respect to wireless and wireline communications using radio frequency ("RF") communications. Additionally, Mr. Scanlon indicated the Purchaser's willingness to purchase up to $90 million of Common Stock in order to increase the Purchaser's equity stake to approximately 30%, on a fully diluted basis, subject to negotiation regarding structure and terms.

  On March 4, 1998 representatives from Purchaser, Mr. Jim Norling, President, Messaging, Information and Media Products Sector of Purchaser, Mr. John Becker, Mr. Jack Scanlon, Mr. Steve Leeke and Mr. Stephen

Earhart, hosted a dinner meeting in suburban Chicago for Mr. Stephen R. Cohen, Mr. Robert Kennedy and Mr. Steven Mills from the Company. At such time the parties explored the perceived market opportunities for further collaboration between the two companies, with a general emphasis on wireless services and the integration of real-time voice-over-internet protocols ("VoIP") through wireless and wireline RF communications in their mutually extensive product offerings.

  On March 5, the Company gave a presentation to the Purchaser's senior management, including Mr. Chris Galvin, Purchaser's Chief Executive Officer, as well as Mr. Jim Norling. The purpose of the presentation was to demonstrate the viability of integrating VoIP into wireless and wireline applications. The presentation included the Company's overview of the state of the marketplace for VoIP and an actual demonstration of VoIP telephony in wireless networks. The Company demonstrated the integration of its VoIP technology with the Purchaser's wireless products by establishing a cellular call from one of the Purchaser's cellular phones to another using the Company's internet gateway products to carry a portion of the call over an internet link.

  On March 6, Mr. Ray Leopold, Mr. Dan Tell, Mr. Steve Leeke, and Mr. Shlomo Pri-Tal from the Purchaser traveled to Florida to continue discussions with Mr. Stephen R. Cohen, Mr. Robert Kennedy and Mr. Steven Mills at the Company's offices in Boca Raton, in order to further assess Company's technology and explore applications in the Purchaser's wireless networks.

  Over the next few days, the parties' representatives and their respective legal and financial advisors discussed the structure and terms of a joint development and license agreement and the equity transactions which would meet each party's goals to broaden their collaboration while preserving the Company's autonomy, entrepreneurial culture and its business strategy of relying extensively on collaborations with other companies.

  Between March 16 and March 18 the parties and their respective advisors met at the Company's offices in Boca Raton, Florida to finalize their negotiations and terms of the Ancillary Agreements.

  The final terms of these various agreements were presented to and approved by the Company's Board of Directors on March 18, 1998. Following approval by the Board of Directors of the Company, on March 18, 1998 the Company, the Purchaser and certain other parties as described herein executed the Ancillary Agreements. On March 19, 1998 the Company and the Purchaser issued a joint press release announcing the execution of the execution of the License Agreement and the Purchaser's desire to increase its equity position in the Company.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE TENDER AGREEMENT; THE VOTING AGREEMENT; THE STANDSTILL AND PARTICIPATION AGREEMENT; THE INVESTOR'S RIGHTS AGREEMENT; THE COMMON STOCK PURCHASE AGREEMENTS; AND THE LICENSE AGREEMENT

 Purpose of the Offer

  The purpose of the Offer is to enable the Purchaser to obtain an additional equity interest in the Company as part of a recently announced expanded relationship between the Purchaser and the Company that will combine the Company's IP (Internet Protocol) telephony technology with the Purchaser's wireless and wireline technology. This expanded relationship includes the joint development and licensing of Company technology, as set forth in the License Agreement. Under the License Agreement, the Company has granted the Purchaser an exclusive license to use Company products and technology to develop, use, manufacture and distribute derivative products for application in wireless and wireline RF communications as well as a non-exclusive license to use, manufacture and distribute existing Company products. The licenses carry a $30 million take-or-pay commitment over approximately the next three years and will be royalty bearing at most-favored customer and competitive rates. The License Agreement is described in further detail in this section entitled "--The License Agreement."

 Plans for the Company

  Except as described in this Offer to Purchase, the Purchaser has no present plans or proposals that would result in an extraordinary corporate transaction, such as an acquisition of all of the outstanding capital stock of the Company, a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the

Company's capitalization, dividend policy, corporate structure, business or composition of its management, personnel or Board of Directors.

 The Tender Agreement

  The following is a summary of the material terms of the Tender Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  The Offer. The Tender Agreement provides that no later than five business days after the date of the public announcement by the Purchaser and the Company of the Tender Agreement, the Purchaser shall commence the Offer. The obligation of the Purchaser to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth below (the "Offer Conditions") (any of which may be waived in whole or in part by the Purchaser in its reasonable discretion). In the Tender Agreement the Purchaser expressly reserved the right to modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the offer price, (iii) add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of the Purchaser or the Company to terminate the Tender Agreement pursuant to the terms thereof.

  Offer Conditions. Notwithstanding any other term of the Offer or the Tender Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer) to pay for any Shares tendered pursuant to the Offer unless:

    (i) the Minimum Tender Condition shall have been satisfied;

    (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated;

    (iii) there shall have been full compliance with Section 607.0902 of the Florida Business Corporation Act (the "Florida Control Share Acquisition Statute"), including the approval by the Company's Board of Directors (in accordance with Section 607.0902(2)(d)(7) of the Florida Control Share Acquisition Statute) of the acquisition of the Shares of the Company by the Purchaser;

  Furthermore, notwithstanding any other term of the Offer or the Tender Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Tender Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Purchaser or any of its subsidiaries that constitutes a breach of the Tender Agreement):

    (a) there shall be threatened or pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by the Purchaser of any Shares under the Offer or pursuant to the Ancillary Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by the Tender Agreement or the Ancillary Agreements (including the voting provisions thereunder), or seeking to obtain from the Company or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, the Purchaser and its subsidiaries, taken as a whole, or to compel the Company or the Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Purchaser and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Tender Agreement or the Ancillary Agreements, (iii) seeking to impose material limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Ancillary Agreements including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer by any governmental entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred any material adverse change with respect to the Company;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser its duly adopted resolution approving the Tender Agreement, the Offer, the Voting Agreement, the Standstill Agreement or its neutral position with respect to the recommendation to the shareholders of the Company of the Offer or the Tender Agreement or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) any of the representations and warranties of the Company set forth in the Tender Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Tender Agreement and at the scheduled or extended expiration of the Offer;

    (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Tender Agreement;

    (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect the Purchaser's ability to complete the Offer or materially delay the consummation of the Offer; or

    (h) the Tender Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Purchaser and may, subject to the terms of the Tender Agreement, be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  Covenants of the Company. Pursuant to the Tender Agreement and until the Expiration Date, the Company has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Tender Agreement):

    (a) the Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) the Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Common Stock upon the exercise of Company stock options outstanding on the date of the Tender Agreement;

    (c) the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles of incorporation or by-laws (or similar organizational documents);

    (d) the Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this paragraph;

    (e) neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the approval by such Board of Directors or such committee of the Offer or the Tender Agreement; and

    (f) except as expressly contemplated or permitted by the Tender Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in the Tender Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

  Termination of the Tender Agreement. The Tender Agreement may be terminated at any time prior to the Expiration Date:

    (a) by mutual written consent of the Purchaser and the Company;

    (b) by either the Purchaser or the Company:

      (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to June 30, 1998; provided, however, that the right to terminate the Tender Agreement under this clause shall not be available to any party whose failure to perform any of its obligations under the Tender Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Tender Agreement by such party; or

      (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Tender Agreement which (i) would give rise to the failure of certain Offer Conditions and
  (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

    (d) by the Purchaser if (i) the Purchaser is entitled to terminate the Offer as a result of the occurrence of a certain Offer Condition or (ii) the Board of Directors of the Company (or any authorized committee thereof) seeks to modify its approval of the Offer or the Tender Agreement;

    (e) by the Company, if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Tender Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Purchaser; or

    (f) by the Company, if the Offer has not been timely commenced in accordance with the Tender Agreement.

  Extension; Waiver. At any time prior to the Expiration Date, the Company and the Purchaser, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed and subject to certain provisions of the Tender Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions contained therein.

  Representations and Warranties. The Tender Agreement contains representations and warranties of the Company and Purchaser.

 The Voting Agreement

  The following is a summary of the material terms of the Voting Agreement by and among the Company, the Purchaser, Stephen R. Cohen, Robert Kennedy, Shane Mattaway, Harvey Kaufman, John W. Staten, and Steven F. Mills (collectively, the "Management Shareholders"). This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 containing this Offer to Purchase. The Voting Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  The Purchaser currently has the right to designate one member of the Company's Board of Directors. Under the Voting Agreement, effective upon closing of the Offer, the Board of Directors of the Company shall be expanded and an additional designee of the Purchaser reasonably satisfactory to the Company (in addition to its present designee) shall be appointed to the Board of Directors of the Company within ten days of the closing of the Offer. In addition, if at any time following the Offer, the Purchaser shall beneficially own more than 26% of the Common Stock, the Purchaser shall have the right to designate a third designee to the Company's Board of Directors who shall be reasonably satisfactory to the Company. At each subsequent annual or special meeting of shareholders of the Company at which directors are to be elected, the Company shall nominate and use its best efforts to cause Purchaser's nominees to be elected. The Purchaser's rights under the Voting Agreement shall continue until the Purchaser owns less than 7% of the outstanding Common Stock; provided, however, at any time the Purchaser owns less than 26% but more than or equal to 7% of the Common Stock, the Purchaser shall have the right to designate two designees to the Company's Board of Directors rather than three. If the Company's increases the size of its Board of Directors to more than ten directors, the Purchaser shall have the right to designate a proportionate number of designees in accordance with the formula set forth above.

  Pursuant to the Voting Agreement, the Management Shareholders have agreed that for a period of three years following the consummation of the Offer, they will each retain no less than 30% of their beneficial ownership of the Common Stock owned by them, respectively, as of March 18, 1998. To the extent the Purchaser decreases the percentage of Common Stock it owns, the percentages set forth in the preceding sentence shall decrease proportionately. So long as the Voting Agreement is in effect the Management Shareholders will vote for the Purchaser's designees to the Company Board of Directors and the Purchaser has agreed to vote in favor of each of the Management Shareholders nominated by the Company to its Board of Directors.

 The Standstill and Participation Agreement

  The following is a summary of the material terms of the Standstill and Participation Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 containing this Offer to Purchase. The Standstill and Participation Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  Standstill. Except pursuant to the consent of the Board of Directors of the Company, the Purchaser agreed for a period commencing on the Effective Date and ending on the earlier of the third anniversary of the Effective Date or the occurrence of a Purchase Designated Event (as defined below) not to acquire Common Stock (not including the Shares to be purchased by the Purchaser pursuant to the Offer or pursuant to the Common Stock Purchase Agreements); solicit proxies or become a participant in a solicitation with respect to an election contest involving the Company's directors or solicit any shareholder proposal to effect a change of control of the Company; join or form any group for the purpose of acquiring Common Stock; or make any public proposals to the Company regarding any Acquisition Transaction relating to the Company with the Purchaser. The preceding provisions shall not be effective upon the occurrence of a Purchase Designated Event.

  Agreement Not to Sell Voting Securities. Except pursuant to the consent of the Board of Directors of the Company, the Purchaser agreed for a period commencing on the Effective Date and ending on the earlier of the 18th month anniversary thereof or the occurrence of a Sale Designated Event (as defined below) not to sell any voting securities of the Company. Further, except pursuant to the consent of the Board of Directors of the Company and if a Sale Designated Event has not occurred prior to the date which is 18 months following the Effective Date, then for the period commencing on the date which is the 18th month anniversary of the Effective Date and until the three year anniversary of the Effective Date, the Purchaser shall not offer, sell, or transfer any voting securities of the Company except (a) to an affiliate or subsidiary of Purchaser, (b) pursuant to a bona fide public offering, registered under the Securities Act, of voting securities of the Company, (c) pursuant to Rule 144 under the Act, (d) to a party or parties which are approved by the Company or (e) without restriction at any time in which the Purchaser beneficially owns less than 10% of the voting securities of the Company. The preceding provisions shall not be effective upon the occurrence of a Sale Designated Event.

  Participation Rights. Subject to the terms and conditions of the Standstill and Participation Agreement, the Company grants to the Purchaser a right of participation with respect to future sales by the Company of its Common Stock.

  Under the Standstill and Participation Agreement the term Sale Designated Event means any of the following: (i) the Company reaches agreement with a third party concerning an Acquisition Transaction (as defined below) with respect to the Company, (ii) the Company reaches agreement with the Purchaser concerning an Acquisition Transaction with respect to the Company, (iii) a material default by the Company under the License Agreement shall have occurred and shall not have been cured as provided in the License Agreement,
(iv) any of the Company's officers shall, at any time while employed by the Company or engaged by the Company in a consulting or similar capacity, fail to beneficially own that percentage of voting securities of the Company which exceeds 30% of the percentage of voting securities of the Company beneficially owned by such individual as of March 18, 1998, it being understood that such 30% requirement shall decrease by one percentage point for each percentage point decrease, if any, in the percentage of outstanding voting securities of the Company beneficially owned by the Purchaser, (v) either Stephen R. Cohen or Robert Kennedy shall cease to be employed by the Company in their current positions or in positions of greater authority (other than due to death or permanent disability), (vi) Stephen R. Cohen and Robert Kennedy shall each cease to be employed by the Company due to their death or permanent disability, (vii) the number of members of the Board of Directors of the Company designated by the Purchaser is less than 20% of the aggregate number of members of the Board of Directors of the Company then serving at any time during which the Purchaser's beneficial ownership of voting securities of the Company exceeds 7% of the then outstanding voting securities of the Company and is less than 26% of the then outstanding voting securities of the Company (it being understood that this clause shall not take effect until the 10th day following the Effective Date), (viii) the number of members of the Board of Directors of the Company designated by the Purchaser is less than 30% of the aggregate number of members of the Board of Directors of the Company then serving at any time during which the Purchaser's beneficial ownership of voting securities of the Company exceeds 26% of the then outstanding voting securities of the Company or (ix) a plan of liquidation or dissolution is adopted or a receiver or trustee in bankruptcy is appointed with respect to the

Company. The term Acquisition Transaction shall mean any transaction not contemplated by the Standstill and Participation Agreement involving: (i) any sale or other disposition of all or substantially all of the assets of such party in any one transaction or in a series of related transactions or (ii) any merger, consolidation or similar transaction or series of related transactions which results in the shareholders of such party immediately before such transaction holding less than 50% of the outstanding voting securities of such party immediately after such transaction. The term Purchase Designated Event means any of the following: (i) the Company reaches agreement with a third party concerning an Acquisition Transaction with respect to the Company, (ii) a tender or exchange offer is commenced by the Purchaser for 100% of the outstanding voting securities of the Company not then owned by the Purchaser, (iii) the Company reaches agreement with the Purchaser concerning an Acquisition Transaction with respect to the Company, (iv) acquisitions by the Purchaser of voting securities of the Company to the extent that any third party has beneficial ownership of voting securities of the Company which exceeds the beneficial ownership of voting securities of the Company then held by the Purchaser, provided that following such acquisitions, the amount of voting securities of the Company beneficially owned by the Purchaser shall not exceed the amount beneficially owned by the third party, (v) acquisitions by the Purchaser pursuant to the Tender Agreement and the Common Stock Purchase Agreements, (vi) the purchase by the Purchaser of that number of shares of voting securities, if any, of the Company equal to the difference of the maximum number of voting securities pursuant to the Offer which are offered to be purchased by the Purchaser minus the number of shares of voting securities of the Company purchased under the Offer, (vii) a material default by the Company under the License Agreement shall have occurred and shall not have been cured as provided in the License Agreement, (viii) any of the Company's officers shall, at any time while employed by the Company or engaged by the Company in a consulting or similar capacity, fail to beneficially own that percentage of voting securities of the Company which exceeds 30% of the percentage of voting securities of the Company beneficially owned by such individual as of the date hereof, it being understood that such 30% requirement shall decrease by one percentage point for each percentage point decrease, if any, in the percentage of outstanding voting securities of the Company beneficially owned by the Purchaser, (ix) either Stephen R. Cohen or Robert Kennedy shall cease to be employed by the Company in their current positions or in positions of greater authority, (x) Stephen R. Cohen and Robert Kennedy shall each cease to be employed by the Company due to their death or permanent disability, (xi) the number of members of the Board of Directors of the Company designated by the Purchaser is less than 20% of the aggregate number of members of the Board of Directors of the Company then serving at any time during which the Purchaser's beneficial ownership of voting securities of the Company exceeds 7% of the then outstanding voting securities of the Company and is less than 26% of the then outstanding voting securities of the Company, (xii) the number of members of the Board of Directors of the Company designated by the Purchaser is less than 30% of the aggregate number of members of the Board of Directors of the Company then serving at any time during which the Purchaser's beneficial ownership of voting securities of the Company exceeds 26% of the then outstanding voting securities of the Company or (xiii) a plan of liquidation or dissolution is adopted or a receiver or trustee in bankruptcy is appointed with respect to the Company. The term Effective Date shall mean the date upon which the Purchaser shall have consummated the Offer and shall own an amount equal to or in excess of 19.9% of the voting securities of the Company.

 The Common Stock Purchase Agreements

  The following is a summary of the material terms of the Common Stock Purchase Agreements. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of each of which has been filed with the Commission as exhibits to the Schedule 14D-1 containing this Offer to Purchase. The Common Stock Purchase Agreements may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  Sale of Shares. Simultaneously with the execution of the Tender Agreement, the Purchaser and Staten and Mills, respectively (the "Employee Shareholders") entered into Common Stock Purchase Agreements. Upon the terms and subject to the conditions of the Common Stock Purchase Agreements, the Employee Shareholders have severally agreed to sell to the Purchaser, not later than the fifth business day after consummation of the Offer,

25,000 and 10,000 Shares, respectively, owned beneficially by them. The Common Stock Purchase Agreements provide that, notwithstanding any other provision of the Common Stock Purchase Agreements to the contrary, if the Minimum Tender Condition is not satisfied (other than by waiver) upon termination of the Offer, the Common Stock Purchase Agreements will be terminated by either party.

  Representations, Warranties, Covenants and Other Agreements. In connection with the Common Stock Purchase Agreements, the Employee Shareholders have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the Shares, (ii) their authority to enter into and perform their obligations under the respective Common Stock Purchase Agreements, (iii) the absence of liens and encumbrances on and in respect of their Shares and (iv) restrictions on the transfer of their Shares.

 The Investor's Rights Agreement

  The following is a summary of the material terms of the Investor's Rights Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 containing this Offer to Purchase. The Investor's Rights Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  Demand Registration. The Investor's Rights Agreement provides that, subject to certain restrictions, at any time the Company receives a written request from the Purchaser, the Company will use its best efforts to effect the registration under the Act, as soon as practicable, and in any event within 75 days of the receipt of such request under the Act, of all Registrable Securities (as defined herein) which the Purchaser requests to be registered, subject to the limitations of the Investor's Rights Agreement and the Investors' Rights Agreement between the Company and Creative Technology Ltd. dated June 20, 1996 (the "Creative Agreement"). The Purchaser may make up to five such requests for registration.

  Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Purchaser or its assigns) any of its Common Stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give the Purchaser written notice of such registration. Upon the written request of the Purchaser given within 20 business days after mailing of such notice by the Company in accordance with the Investor's Rights Agreement, the Company shall, subject to the provisions of the Investor's Rights Agreement and the Creative Agreement, cause to be registered under the Act all of the Registrable Securities that Purchaser has requested to be registered. If the underwriter determines in its sole discretion that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder to the total amount of securities entitled to be included therein by all selling shareholders or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the Purchaser included in the offering be reduced below 30% of the total amount of securities included in such offering or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in the Investor's Rights Agreement be excluded from such offering.

  Form S-3 Registration. If the Company receives from the Purchaser a written request that the Company effect a registration on Form S-3 the Company will as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Purchaser's Registrable Securities as are specified in such request, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, (1) if Form S-3 is not available for such offering by the Purchaser, (2) if the Company shall furnish to the Purchaser a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days; provided, however, that the Company shall not utilize this right more than once in any 12 month period, (3) if the Company has already effected five registrations in the aggregate for the Purchaser, (4) if the Commission rules and regulations require the Company to conduct a special audit (not including an audit covering the end of the Company's fiscal year) in order to effect such registration (unless resulting from a Company delay under clause (2) above) or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

  For purposes of the Investor's Rights Agreement the term Registrable Securities means (i) the Common Stock held by the Purchaser, (ii) the Common Stock acquired by the Purchaser pursuant to the Tender Agreement and the Common Stock Purchase Agreements and (iii) any stock of the Company acquired by the Company after the date hereof or issued as (or issuable upon the conversion or exercise of any warrant, right or other security, to the extent then exercisable or convertible, which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all other cases, however, any Registrable Securities sold by a person in a transaction in which his rights pursuant to the Investor's Rights Agreement are not assigned.

  The rights of the Purchaser to cause the Company to register Registrable Securities may not be assigned by the Purchaser except to an affiliate of the Purchaser or to a transferee or assigned of such securities who, after such assignment or transfer, holds at least 15% of the shares of Registrable Securities held by the Purchaser prior to such transfer or assignment, subject to certain provisions in the Investor's Rights Agreement.

 The License Agreement

  The following is a summary of the material terms of the License Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 containing this Offer to Purchase. The License Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  The Company and the Purchaser have entered into a License Agreement, in which the Company granted to the Purchaser a non-transferable, perpetual, Exclusive, royalty-bearing world-wide right and license under the Company's intellectual property (i) to modify NetSpeak Products (as hereinafter defined) to create RF Products (as hereinafter defined) and to use and license in object code form, the RF Products, (ii) to manufacture RF Products and use, sell or otherwise distribute RF Products and (iii) to use the source code of the NetSpeak Communication Protocol Module including future upgrades to create RF Products and to copy, perform, display, license and distribute in object code form such RF Products. The Company also granted the Purchaser non-exclusive licenses with respect to NetSpeak Products.

  The Company retains the right to directly license or otherwise deal with a third party for joint development, development of derivative works, or the integration of the Company's generally available products so long as the actual or intended use of the results of such effort does not include RF wireless links to end-users or RF coax links to end-users.

  Subject to the terms and conditions of the License Agreement, the Purchaser has agreed to pay royalties (at rates to be determined within 30 days of the execution of the License Agreement), to the Company on fair, reasonable, most-favored customer and competitive rates and terms for similar quantities and under similar conditions. Under the License Agreement the Purchaser shall be obligated to pay the Company a minimum amount of, subject to the Company complying with a minimum revenue test as set forth in the License

Agreement, $2,500,000 for NetSpeak Products (as hereinafter defined) sold during the period from March 18, 1998 until Product Acceptance (as hereinafter defined), $2,500,000 during the first year anniversary following Product Acceptance, $10,000,000 during the second year anniversary following Product Acceptance and $15,000,000 during the third year anniversary following the Product Acceptance.

  For purposes of the License Agreement the terms: Exclusive shall mean to the exclusion of all other parties including the Company; NetSpeak Hardware shall mean the NetSpeak Stargate Product and any other hardware of NetSpeak and future hardware products (including any updates and upgrades) created by NetSpeak, and any technical know how therefor; NetSpeak Products shall mean the NetSpeak Software, NetSpeak Hardware and future products; NetSpeak Software shall mean any and all NetSpeak real-time communication software, Stargate Product software, other NetSpeak computer program products and future software products (including any update and upgrades) created by NetSpeak, including source code, and any technical know how therefor; Product Acceptance shall mean the date of acceptance by the Purchaser of the Stargate product conforming to jointly agreed upon product requirements; RF means the electromagnetic spectrum between and including 10 kilohertz to 1 terahertz; RF Products shall mean RF Wireless Products and RF Wireline Products which constitute a Derivative Work, alteration or modification of the NetSpeak Products; RF Wireless Product(s) shall mean any software, firmware, hardware, or combination thereof for use in RF wireless networks (including, without limitation, cellular/PCS, trunked two-way conventional two-way, iDEN two-way, paging, satellite and future wireless networks) and any infrastructure equipment and subscriber/client devices associated with any of the foregoing; and RF Wireline Product(s) shall mean any software, firmware, or hardware, or combination thereof, for use with a RF wireline infrastructure (including, without limitation, cable data networks) and all subscriber devices associated therewith (including, without limitation, cable data modems).

13. DIVIDENDS AND DISTRIBUTIONS

  The Tender Agreement provides that until the consummation of the Offer, the Company agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Tender Agreement):

    (a) the Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; and

    (b) the Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Common Stock upon the exercise of Company stock options outstanding on the date of the Tender Agreement.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer or the Tender Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless (i) the Minimum Tender Conditions shall have been met, (ii) any applicable waiting period under the HSR Act shall have expired or have been terminated; and (iii) there shall have been full compliance with the Florida Control Share Acquisition Statute, including the approval by the Company's Board of Directors (in accordance with Section 607.0902(2)(d)(7) of the Florida Control Share Acquisition Statute) of the acquisition of the Shares of the Company by the Purchaser.

  Furthermore, notwithstanding any other term of the Offer or the Tender Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Tender Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Purchaser or any of its subsidiaries that constitutes a breach of the Tender Agreement):

    (a) there shall be threatened or pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by the Purchaser of any Shares under the Offer or pursuant to the Ancillary Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by the Tender Agreement or the Ancillary Agreements (including the voting provisions thereunder), or seeking to obtain from the Company or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, the Purchaser and its subsidiaries, taken as a whole, or to compel the Company or the Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Purchaser and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Tender Agreement or the Ancillary Agreements, (iii) seeking to impose material limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Ancillary Agreements including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company or (iv) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole;

    (b) there shall not be enacted, entered, enforced, promulgated or deemed applicable to the Offer by any governmental entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred any material adverse change with respect to the Company;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its duly adopted resolution approving the Tender Agreement, the Offer, the Voting Agreement, the Standstill Agreement or its neutral position with respect to the recommendation to the shareholders of the Company of the Offer or the Tender Agreement or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) any of the representations and warranties of the Company set forth in the Tender Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Tender Agreement and at the scheduled or extended expiration of the Offer;

    (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Tender Agreement;

    (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the

  United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect the Purchaser's ability to complete the Offer or materially delay the consummation of the Offer; or

    (h) the Tender Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of the Purchaser and may, subject to the terms of the Tender Agreement, be waived by the Purchaser in whole or in part at any time and from time to time in the reasonable discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to the Purchaser in the Tender Agreement by the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside of the state of enactment.

  The Florida Control Share Acquisition Statute limits, in certain circumstances, the voting rights of "control shares" (defined generally as those shares of an issuing public corporation which, when added to the number of shares of the corporation already owned or controlled by a person, entitle that person, immediately after the acquisition of the shares, to exercise, directly or indirectly, alone or as part of a group, at least one-fifth of the voting power of the corporation in the election of directors) acquired in a "control share acquisition" (defined generally to mean the acquisition directly or indirectly by any person of ownership of, where the person is to direct the exercise of, voting power with respect to issued and outstanding control shares) unless the acquisition of the control shares of an issuing public corporation has been approved by the board of directors of such issuing public corporation or certain other statutory conditions have been met. At a meeting held on March 18, 1998, the Board of Directors of the Company approved by resolution the acquisition of the Shares pursuant to the Offer and specifically provided that the acquisition of the Shares by the Purchaser will not constitute a "control share acquisition" within the meaning of the Florida Control Share Acquisition Statute.

  Neither the Company nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither the Company nor the Purchaser has presently sought to comply with any state takeover statute or regulation. The Company and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statue is in applicable or invalid as applied to the Offer, the Company or the Purchaser might be required to file certain information with, or to receive approval from the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

  Antitrust. Under the provisions of the HSR Act and the rules promulgated thereunder applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless the Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. The Purchaser will make such filing as promptly as practicable after the commencement of the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Purchaser concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting periods under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed investment in the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Purchaser or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16. FEES AND EXPENSES

  Merrill Lynch is acting as Dealer Manager in connection with the Offer and is serving as financial advisor to the Purchaser in connection with the Offer. The Purchaser has agreed to pay Merrill Lynch reasonable and customary compensation for such services. In addition, the Purchaser has agreed to reimburse the Dealer Manager for its out-of-pocket expenses, related to its engagement, including the reasonable fees and expenses of its counsel, and to indemnify the Dealer Manager and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute or have such state statute declared inapplicable to the Offer, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In these jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                          Motorola, Inc.

March 25, 1998

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                           OFFICERS OF THE PURCHASER

  The following table sets forth the name, age, business address, and principal occupation or employment at the present time and during the past five years of each director and executive officer of the Purchaser. Unless otherwise noted, each such person is a citizen of the United States. In addition, unless otherwise noted, each such person's business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

                            DIRECTORS OF PURCHASER

                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                      OCCUPATIONS, OFFICES OR
NAME                       EMPLOYMENT HELD DURING PAST FIVE YEARS AND AGE
                          ------------------------------------------------
Gary L. Tooker....   Age 58; Chairman of the Board; Director since 1986. Mr.
                      Tooker started with the Purchaser in 1962, holding ascending marketing and operations assignments within the semiconductor business. He served as General Manager of the Semiconductor Products Sector from 1981 through 1986 becoming Executive Vice President and General Manager in 1984; Senior Executive Vice President and Chief Corporate Staff Officer in 1986; Chief Operating Officer in 1988; President in 1990; Vice Chairman of the Board and Chief Executive Officer in 1993; and Chairman of the Board in January of 1997. He is a member of the Board of Directors of Eaton Corporation, Atlantic Richfield Company (ARCO) and Catalyst.

Christopher B.       Age 48; Chief Executive Officer since January 1997;
Galvin............    Director since 1988. Mr. Galvin began working for the
                      Purchaser part-time in 1967 and full-time in 1973.
                      Between 1973 and 1988 he served in sales, sales management, marketing, product management, service management and general management positions in the Purchaser's Two-Way Radio, Tegal subsidiary
                      (semiconductor capital equipment products) and Paging businesses. In 1988, he became Chief Corporate Staff
                      Officer and was elected to the Board of Directors. In
                      1990, he was appointed to the Office of the Chief
                      Executive as Senior Executive Vice President and
                      Assistant Chief Operating Officer. He served as
                      President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. Mr.
                      Galvin is the son of Robert W. Galvin.

Robert W. Galvin..   Age 76; Chairman of the Executive Committee since 1990;
                      Director since 1945. Mr. Galvin started his career at the Purchaser in 1940. He held the senior officership position in the Purchaser from 1959 until 1990, when he became Chairman of the Executive Committee. He continues to serve as a full time officer of the Purchaser.

Ronnie C. Chan....   Age 48; Director since 1997. Mr. Chan has been the
                      Chairman of Hong Kong based Hang Lung Development Group since 1991. Hang Lung Development Group is made up of three publicly traded companies in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/Springfield Group and is a director of certain companies within the Group. The Morningside Group directs investments in private companies. The Springfield Group engages in financial trading, fund management and investment consulting. He is a member of the Board of Directors of Enron Corporation and Standard Chartered PLC. His business address is: Huang Long Development Company Limited, 28/F Standard Chartered Bank Building, 4 Des Voeux Road Central, Hong Kong.

                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                      OCCUPATIONS, OFFICES OR
NAME                       EMPLOYMENT HELD DURING PAST FIVE YEARS AND AGE
                          ------------------------------------------------
H. Laurance          Age 59; Director since 1994. Mr. Fuller is Chairman of
Fuller............    the Board and Chief Executive Officer of Amoco
                      Corporation, an energy company. Mr. Fuller was elected
                      President of Amoco Corporation in 1983, and its Chairman of the Board and Chief Executive Officer in 1991. He has been a member of Amoco Corporation's Executive Committee and a member of the Board of Directors of Amoco since
                      1981. Mr. Fuller joined Amoco in 1961, was named
                      President of Amoco Oil Company in 1978, and was elected
                      Executive Vice President of Amoco Corporation in 1981.
                      He is also a director of The Chase Manhattan
                      Corporation, The Chase Manhattan Bank, N.A., Abbott
                      Laboratories, Security Capital Group, the American
                      Petroleum Institute, Catalyst, and Rehabilitation
                      Institute of Chicago. His business address is: Amoco
                      Corporation, 200 East Randolph Street, Chicago, IL
                      60601.

Robert L.            Age 55; Director since 1997. Mr. Growney began his career
Growney...........    with the Purchaser in 1966 holding various positions in
                      the Purchaser's wireless communications businesses. He was appointed a company officer in 1985, elected corporate vice president by the Board of Directors in 1986, elevated to senior vice president in 1989, to executive vice president in 1992, and to President and General Manager of the Messaging, Information and Media
                      Sector in 1994. He was elected President and Chief
                      Operating Officer effective January 1, 1997 and elected to the Board of Directors in February of 1997. He is currently a Director of Microware Systems Corporation.

Anne P. Jones.....   Age 63; Director since 1984. Ms. Jones is currently
                      working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Prior thereto, she was a Commissioner of the Federal Communications Commission, General Counsel of the Federal Home Loan Bank Board, and was on the staff of the Securities and Exchange Commission from 1968 to 1977. She was Director of the Division of Investment Management of the Securities and Exchange Commission in 1976 and 1977. Ms. Jones is a director of the IDS Mutual Fund Group and C-COR Electronics, Inc. Her business address is: 5716 Bent Branch Road, Bethesda, MD 20816.

Donald R. Jones...   Age 68; Director since 1987. Mr. Jones joined the
                      Purchaser in 1951; became Director of Finance and Planning of the Communications Division in 1968; Treasurer of the Purchaser in 1971; Vice President and Assistant Chief Financial Officer in 1974; Senior Vice President and Assistant Chief Financial Officer in 1984; and Executive Vice President and Chief Financial Officer in 1985. He retired in 1991. He is a trustee of the Kemper Mutual Funds, Chicago, Illinois. His business address is: 1776 Beaver Pond Road, Inverness, IL 60067.

Judy C. Lewent....   Age 49; Director since 1995. Ms. Lewent has been Senior
                      Vice President and Chief Financial Officer, Merck & Co., Inc., a pharmaceuticals company, since 1992 and was formerly its Vice President--Finance and Chief Financial Officer (1990-1992) and Vice President and Treasurer (1987-1990). She is also a director of Astra Merck, Inc.; the DuPont Merck Pharmaceutical Company; Johnson & Johnson Merck Consumer Pharmaceuticals Company; The Quaker Oats Company; Chugai MSD Co. Ltd; and Merial Limited. Her business address is: Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889.

Dr. Walter E.
Massey............   Age 59; Director since 1993. Dr. Massey is President of
                      Morehouse College. After becoming staff physicist and post-doctoral fellow at Argonne National Laboratory, assistant professor at the University of Illinois, associate professor

                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                      OCCUPATIONS, OFFICES OR
NAME                      EMPLOYMENT HELD DURING PAST FIVE YEARS AND AGE
                         -----------------------------------------------
                     and professor of physics at Brown University, Dr. Massey then joined Argonne National Laboratory as its director and was named to the additional position of Vice President for Research of the University of Chicago in 1982. In 1984, Dr. Massey became Vice President for Research and for Argonne National Laboratory, the University of Chicago. In 1991, he was appointed by President Bush as the Director of the National Science Foundation. In April, 1993 he became Provost and Senior Vice President, Academic Affairs, University of California System, and since August, 1995 he has been President of Morehouse College. He is a director of Amoco Corporation and BankAmerica Corporation and its subsidiary, Bank of America, N.T.S.A. Dr. Massey previously served as a director of the Purchaser from May 1984 until May 1991 when he accepted his appointment to the National Science Foundation. His business address is:
                     Morehouse College, 830 Westview Drive, SW, Atlanta, GA
                     30314.

Thomas J. Murrin..  Age 68; Director since 1991. Mr. Murrin has been Dean of
                     Duquesne University's School of Business Administration since January 1991. He previously was Deputy Secretary of the U.S. Department of Commerce and served as a U.S. delegate to the NATO Industrial Advisory Group and as a member of the Defense Policy Advisory Committee on Trade from July 1989 to January 1991. From 1983 to 1987 he was President of the Energy and Advanced Technology Group of Westinghouse Electric Corporation, which he joined in 1951. He is a director of Duquesne Light Company and its holding company, DQE, Inc. His business address is:
                     Duquesne University School of Business Administration, Room 405, Rockwell Hall, 600 Douglas Ave, Pittsburgh, PA 15282.

Nicholas            Age 55; Director since 1996. Mr. Negroponte is a founder
Negroponte........   and director of the Massachusetts Institute of
                     Technology's Media Laboratory an interdisciplinary, multi-million dollar research center focusing exclusively on the study and experimentation of future forms of human and machine communication. In 1967 he founded MIT's pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1990.
                     In 1992 Mr. Negroponte co-founded Wired magazine of which he is the senior columnist. His business address is:
                     Massachusetts Institute of Technology Media Lab, 20 Ames
                     St. E15-210, Cambridge, MA 02139.

John E. Pepper,     Age 59; Director since 1994. Mr. Pepper is Chairman of the
Jr................   Board of Directors and Chief Executive of Procter &
                     Gamble Co., a consumer products company. Mr. Pepper joined Procter & Gamble in 1963, became General Manager of Procter & Gamble Italia in 1974, and was named
                     Division Manager--International in 1977. In 1978 he returned to the U.S. as Vice President--Packaged Soap and Detergent Division. He was elected Executive Vice
                     President of Procter & Gamble Co. and was named to its Board of Directors in 1984, was named President in 1986 and was named Chairman of the Board and Chief Executive in July, 1995. Mr. Pepper is also a director of the Xerox
                     Corporation. His business address is: Procter & Gamble
                     Co., One Procter & Gamble Plaza, Cincinnati, OH 45202.

Samuel C. Scott     Age 53; Director since 1993. Mr. Scott is currently
III...............   President of Corn Products International. Prior to this
                     position, he was Vice President of CPC International and President of CPC's worldwide corn refining business. Mr.
                     Scott joined CPC International in 1973 in the corn refining business. He held a number of positions

                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                      OCCUPATIONS, OFFICES OR
NAME                      EMPLOYMENT HELD DURING PAST FIVE YEARS AND AGE
                         -----------------------------------------------
                     during his career with CPC. He became a Vice President of CPC in 1991 and President of the Corn Refining Division in 1995. On December 31, 1997, CPC spun off its corn refining division as a separate corporation, Corn Products International. Mr. Scott serves on the Board of Directors of Corn Products International, Reynolds Metals Company, the Corn Refiners Association and Inroads Chicago. His business address is: CPC International, Inc. 6500 Archer Road, Summit-Argo, IL 60501.

B. Kenneth West...  Age 64; Director since 1976. Mr. West is currently serving as Senior Consultant for corporate governance to Teachers Insurance and Annuity Association, College Retirement Equities Fund, a major pension fund company. He retired as Chairman of the Board of Harris Trust and Savings Bank and its holding company, Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. His business address is: Harris Bankcorp, Inc. P.O. Box 775, Chicago, IL 60609.

Dr. John A.         Age 58; Director since 1995. Dr. White has served since
White.............   July 1997, as Chancellor of the University of Arkansas.
                     Dr. White served from July 1991 to July 1997, as Dean of
                     Engineering at Georgia Institute of Technology, having been a member of the faculty since 1975. During the period from July 1988 to September 1991, he served as Assistant Director of the National Science Foundation in
                     Washington, D.C. He is a director of Eastman Chemical
                     Company, CAPS Logistics, Inc., Logility, Inc., and
                     Russell Corporation. His business address is: University of Arkansas, 425 Administration Building, Fayetteville,
                     AR 72701.

John F. Mitchell..  Age 70; Vice Chairman of the Board, Motorola, Inc.
                     Director since 1974; Member of the Executive, Technology and Management Development Committees. Mr. Mitchell joined the Company in 1953; became Vice President of the Company in 1968; General Manager of the Communications Division in 1972; Executive Vice President and Assistant Chief Operating Officer in 1975; President in 1980; Chief Operating Officer in 1986; and Vice Chairman and Officer of the Board in 1988. He retired as an officer of the Company in 1995, but continues as a consultant. He is former chairman of the Electronic Industries Association and an honorary member of the Board of Governors.

   EXECUTIVE OFFICERS OF PURCHASER (WHO ARE NOT ALSO DIRECTORS OF PURCHASER)

Keith J. Bane.....  Age 58; Executive Vice President and President, Americas
                     Region since March 1997; Executive Vice President and Chief Corporate Staff Officer from February 1995 to March 1997; Senior Vice President and Chief Corporate Staff Officer from August 1994 to February 1995; Senior Vice President and Director of Strategy, Technology and External Relations from October 1993 to August 1994; and Senior Vice President and Director of Strategy from November 1988 to October 1993.

Arnold S.           Age 60; Executive Vice President and President, Global
Brenner...........   Government Relations and Standards since 1997; Executive
                     Vice President and General Manager, Japan Group from
                     November 1988 to 1997.

Glenn A. Gienko...
                    Age 45; Executive Vice President and Director of Human
                     Resources since May 1996; Senior Vice President and Director of Human Resources from June 1995 to May 1996; Corporate Vice President--Human Resources, General Systems

                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                      OCCUPATIONS, OFFICES OR
NAME                      EMPLOYMENT HELD DURING PAST FIVE YEARS AND AGE
                         -----------------------------------------------
                     Sector from February 1994 to June 1995; and Vice President--Human Resources, General Systems Sector from June 1990 to February 1994.

Merle L. Gilmore..  Age 50; Executive Vice President and President, Motorola
                     Europe, Middle East and Africa since March 1997; Executive Vice President, President and General Manager, Land Mobile Products Sector ("LMPS"), from July 1994 to March 1997; Senior Vice President and President and General Manager, LMPS, from June 1994 to July 1994; Senior Vice President and Assistant General Manager, LMPS, from July 1992 to June 1994.

Carl F.             Age 59; Executive Vice President and Chief Financial
Koenemann.........   Officer since December 1991.

James A. Norling..  Age 56; Executive Vice President and President, Messaging,
                     Information and Media Sector since January 1997; Executive Vice President and President, Motorola Europe, Middle East and Africa from April 1993 to December 1996; and Executive Vice President, and President and General Manager, Semiconductor Products Sector from December 1989 to April 1993.

Frederick T.        Age 57; Executive Vice President and President,
Tucker............   Automotive, Component, Computer and Energy Sector since
                     September 1992.

Richard W.          Age 58; Executive Vice President and President, Asia
Younts............   Pacific Region since March 1997; Executive Vice President
                     and Corporate Executive Director International-Asia and
                     Americas from December 1993 to March 1997; and Senior
                     Vice President and Corporate Executive Director,
                     International-Asia and Americas from July 1991 to
                     December 1993.

Ferdinand C.        Age 56; Executive Vice President and President, Cellular
Kuznik............   Subscriber Sector since August 1997; Senior Vice
                     President and General Manager, Communications &
                     Electronics Group, Land Mobile Products Sector from 1993 to August 1997.

A. Peter Lawson...  Age 52; Senior Vice President, General Counsel and
                     Secretary since November 1996; Senior Vice President and General Counsel from March 1996 to November 1996; Senior Vice President and Assistant General Counsel from November 1994 to March 1996; Corporate Vice President and Assistant General Counsel from November 1987 to November 1994.

Hector Ruiz.......  Age 52; Executive Vice President and President,
                     Semiconductor Products Sector since May 1997; Executive Vice President, Office of the President, SPS from February 1997 to May 1997; Executive Vice President and General Manager, Messaging Systems Products Group, Messaging Information and Media Sector from April 1996 to February 1997; Executive Vice President and General Manager, Paging Products Group, Messaging Information and Media Sector from 1994 to April 1996; and Senior Vice President and General Manager, Paging Products Group, Paging and Telepoint Systems Group from 1991 to 1994.

Jack Scanlon......  Age 56; Executive Vice President and President, Cellular
                     Networks and Space Sector since January 1997; Executive Vice President and General Manager, Cellular Infrastructure Group, General Systems Sector from February 1995 to January 1997; Senior Vice President and General Manager, Cellular Infrastructure Group, General Systems Sector from August 1992 to February 1995.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

      By Mail:                        By                         By Hand:
   American Stock                  Facsimile                  American Stock
      Transfer                   Transmission:                   Transfer
  & Trust Company                 (718) 234-                 & Trust Company
  40 Wall Street,                    5001                    40 Wall Street,
     46th Floor                                                 46th Floor
 New York, New York                                         New York, New York
       10005                                                      10005

                             To Confirm Receipt of
                           Facsimile and For General
                                  Information
                                (212) 936-5100
                                (718) 921-8200

        Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                (212) 936-5100
                                (718) 921-8200

                ----------------------------------------------

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Manager and the Information Agent at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     LOGO
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  -----------

                                SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                    of the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                  -----------

                             NetSpeak Corporation
                           (Name of Subject Company)

                                Motorola, Inc.
                                   (Bidder)

                    Common Stock, Par Value $.01 per Share
                        (Title of Class of Securities)

                                   6411D5069
                     (Cusip Number of Class of Securities)

                               Carl F. Koenemann
             Executive Vice President and Chief Financial Officer
                                Motorola, Inc.
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                                (847) 576-5000
         (Name, Address and Telephone Number of Persons Authorized to
            Receive Notices and Communications on Behalf of Bidder)

                                  Copies to:

       Donald F. McLellan, Esq.                  Oscar A. David, Esq.
            Senior Counsel                       Brian T. Black, Esq.
            Motorola, Inc.                         Winston & Strawn
       1303 East Algonquin Road                  35 West Wacker Drive
      Schaumburg, Illinois 60196                      Suite 4200
           (847) 576-3482                       Chicago, Illinois 60601
                                                    (312) 558-5600

                           CALCULATION OF FILING FEE
================================================================================
        Transaction Valuation*                   Amount of Filing Fee
--------------------------------------------------------------------------------
             $90,000,000                               $18,000
================================================================================

* Estimated solely for purposes of calculating the amount of filing fee. The Transaction Valuation assumes the purchase of 3,000,000 shares of Common Stock, par value $.01 per share, of the Subject Company (the "Shares") at the offer price of $30.00 per share.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $18,000                     Filing Party: Motorola, Inc.
Form of Registration No.: Schedule 14D-1              Date Filed: March 25, 1998
================================================================================

     Motorola, Inc., a Delaware corporation (the "Purchaser"), hereby amends and supplements its Tender Offer Statement on Schedule 14D-1, filed on March 25, 1998 (as amended, the "Schedule 14D-1"), relating to the offer by the Purchaser to purchase up to 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock" or "Shares"), of NetSpeak Corporation, a Florida corporation ("Company"), as set forth in this Amendment No. 1. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1.

Item 6. Interest in Securities of the Subject Company.

     The information set forth in Item 6 is hereby amended and restated in its entirety by the following:

          "(a) and (b) The information set forth in "Introduction," Section 9 ("Certain Information Concerning the Purchaser"), Section 11 ("Background of the Offer") and Section 12 ("Purpose of the Offer; Plans for the Company; The Tender Agreement; The Voting Agreement; The Standstill and Participation Agreement; The Investor's Rights Agreement; The Common Stock Purchase Agreements; and The License Agreement") of the Offer to Purchase is incorporated herein by reference."

Item 10. Additional Information.

     The information set forth in Item 10(f) is hereby amended and supplemented by the following:

          The information set forth in "Introduction" of the Offer to Purchase is hereby amended and supplemented by adding the following text as a new and separate paragraph immediately following the sixth paragraph of such
     Introduction:

               "As of the close of business on March 23, 1998, there were 12,214,473 shares of Common Stock outstanding. As of March 25, 1998, Purchaser owned 1,222,708 shares of Common Stock, representing 10% of the Company's outstanding Common Stock as of the close of business on March 23, 1998. Assuming that the Purchaser purchases 1,750,000 shares of Common Stock pursuant to the Offer (such 1,750,000 Shares representing the minimum number necessary to satisfy the Minimum Tender Condition) and 35,000 shares of Common Stock pursuant to the Common Stock Purchase Agreements, Purchaser will own 3,007,708 shares of Common Stock (which includes the 1,222,708 of Common Stock currently owned by Purchaser), which would represent 24.6% of the Company's outstanding Common Stock as of the close of business on March 23, 1998. Assuming that the Purchaser purchases 3,000,000 shares of Common Stock pursuant to the Offer (i.e. the maximum number of Shares offered to be purchased by Purchaser under the Offer) and 35,000 shares of Common Stock pursuant to the Common Stock Purchase Agreements, Purchaser will own 4,257,708 shares of Common Stock (which includes the 1,222,708 shares of Common Stock currently owned by Purchaser), which would represent 34.8% of the Company's outstanding Common Stock as of the close of business on March 23, 1998."

          The information set forth in Section 4 ("Withdrawal Rights") of the Offer to Purchase is hereby amended by deleting the reference to "May 20, 1998 (or such later date as may apply in case the Offer is extended)" contained in the first paragraph of such Section 4 and inserting in lieu thereof "May 23, 1998".

          The information set forth in Section 12 ("Purpose of the Offer; Plans for the Company: The Tender Agreement; The Voting Agreement; The Standstill and Participation Agreement; The Investor's Rights Agreement; The Common Stock Purchase Agreements; and The License Agreement") of the Offer to Purchase is hereby amended and supplemented by the following:

               (i) The sixth line of the fifth paragraph of such Section 12 (which is clause (i) thereof) is hereby amended and supplemented by adding the phrase "prior to the Expiration Date" at the end of such line immediately before the semicolon appearing in such line; and

               (ii) The fourth line of the sixth paragraph of such Section 12 is hereby amended by deleting the phrase "before acceptance of such Shares for payment and payment therefor," appearing in such line and inserting in lieu thereof the phrase, "prior to the Expiration Date,".

     The information set forth in Section 14 "(Certain Conditions of the Offer") of the Offer to Purchase is hereby amended and supplemented by the following:

               (i) The fifth line of the first paragraph of such Section 14 is hereby amended and supplemented by adding the phrase "prior to the Expiration Date" at the end of clause (i) appearing in such line immediately before the comma appearing in such line; and

               (ii) The fourth line of the second paragraph of such Section 14 is hereby amended by deleting the phrase "before the acceptance of such Shares for payment or the payment therefore," appearing in such line and inserting in lieu thereof the phrase "prior to the Expiration Date,".

          The information set forth in Section 17 ("Miscellaneous") of the Offer to Purchase is hereby amended by deleting in its entirety the second sentence of the last paragraph of such Section 17 and inserting in lieu thereof the following sentence:

               "In addition, the Company has filed with the Commission the
          Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its decision that the Company shall remain neutral with the respect to a recommendation to the Company's shareholders regarding the Offer and the other transactions contemplated by the Offer to Purchase and the reasons for such decision to remain neutral, and furnishing certain additional related information."

          The information set forth in Schedule I ("Information Concerning The Directors and Executive Officers Of The Purchaser") to the Offer to Purchase is hereby amended by inserting immediately before the reference to "Arnold S. Brenner" the following:

     Robert L. Barnett............  Age 57; Executive Vice President and
                                    President, Land Mobile Products Sector since
                                    March 1997; Senior Vice President, President and General Manager, Land Mobile Products Sector from March 1996 to March 1997; Corporate Vice President and General Manager, iDEN Group, Land Mobile Products Sector from May 1995 to March 1996; President, Nexteps, Inc., an international communications consulting from 1992 to 1995.

Item 11. Material to Be Filed as Exhibits.

     The information set forth in Item 11 is hereby amended and supplemented by deleting the reference contained in such Section 11 to "Confidential treatment requested for certain portions of this Exhibit. Omitted material on file with the Commission." In lieu thereof, the following is hereby inserted:

          "Certain portions of this Exhibit have been omitted based upon a request to the Commission for confidential treatment. Omitted portions have been separately filed with the Commission."

                                   SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       MOTOROLA, INC.
Dated: April 10, 1998


                                       By: /s/ STEPHEN P. EARHART
                                           -------------------------------
                                           Name:  Stephen P. Earhart
                                           Title: Senior Vice President

                                 EXHIBIT INDEX


Exhibit
Number                           Exhibit Name
-------                          ------------

99(a)(1)* -- Offer to Purchase dated March 25, 1998.
99(a)(2)* -- Letter of Transmittal.
99(a)(3)* -- Notice of Guaranteed Delivery.
99(a)(4)* -- Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
             Other Nominees.
99(a)(5)* -- Letter to Clients for use by Brokers, Dealers, Commercial Banks,
             Trust Companies and Other Nominees.
99(a)(6)* -- Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9.
99(a)(7)* -- Form of Summary Advertisement as published in the Wall Street
             Journal on March 25, 1998.
99(a)(8)* -- Text of Press Release, dated March 19, 1998, issued by the Company and Purchaser.
99(a)(9)* -- Text of Press Release, dated March 25, 1998, issued by Purchaser. 99(b)(1)* -- None.
99(c)(1)* -- Tender Agreement dated March 18, 1998 between the Company and the
             Purchaser.
99(c)(2)* -- Voting Agreement dated March 18, 1998 between the Purchaser, the
             Company and certain management shareholders.
99(c)(3)* -- Standstill and Participation Rights Agreement dated March 18, 1998 between the Company and the Purchaser.
99(c)(4)* -- Amended and Restated NetSpeak Corporation Investor's Rights
             Agreement dated March 18, 1998 between the Company and the
             Purchaser.
99(c)(5)* -- Common Stock Purchase Agreement dated March 18, 1998 between the
             Purchaser and John W. Staten.
99(c)(6)* -- Common Stock Purchase Agreement dated March 18, 1998 between the
             Purchaser and Steven F. Mills.
99(c)(7)* -- Joint Development and License Agreement dated March 18, 1998 between the Company and Purchaser.**
99(d)(1)  -- None.
99(e)(1)  -- Not applicable.
99(f)(1)  -- None.
  --------------
  *Previously filed
 **Certain portions of this Exhibit have been omitted based upon a request to the Commission for confidential treatment. Omitted portions have been separately filed with the Commission.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

                               ----------------

                             NETSPEAK CORPORATION
                           (NAME OF SUBJECT COMPANY)

                                MOTOROLA, INC.
                                   (BIDDER)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                   6411D5069
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               CARL F. KOENEMANN
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                MOTOROLA, INC.
                           1303 EAST ALGONQUIN ROAD
                          SCHAUMBURG, ILLINOIS 60196
                                (847) 576-5000
         (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)

                                  COPIES TO:

       DONALD F. MCLELLAN, ESQ.                 OSCAR A. DAVID, ESQ.
            SENIOR COUNSEL                      BRIAN T. BLACK, ESQ.
            MOTOROLA, INC.                        WINSTON & STRAWN
       1303 EAST ALGONQUIN ROAD                 35 WEST WACKER DRIVE
      SCHAUMBURG, ILLINOIS 60196                     SUITE 4200
            (847) 576-3482                     CHICAGO, ILLINOIS 60601
                                                   (312) 558-5600

                           CALCULATION OF FILING FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

             TRANSACTION VALUATION*                       AMOUNT OF FILING FEE
------------------------------------------------------------------------------
                  $90,000,000                                   $18,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
* Estimated solely for purposes of calculating the amount of filing fee. The Transaction Valuation assumes the purchase of 3,000,000 shares of Common Stock, par value $.01 per share, of the Subject Company (the "Shares") at the offer price of $30.00 per share.
[X]Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $18,000                    FILING PARTY: MOTOROLA, INC.
FORM OF REGISTRATION NO.: SCHEDULE 14D-1             DATE FILED: MARCH 25, 1998
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     14D-1

  CUSIP NO. 6411D5069

-------------------------------------------------------------------------------
 1NAME OF REPORTING PERSONS:
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  MOTOROLA, INC. (36-1115800)
-------------------------------------------------------------------------------
 2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

                                                              (A) [_]
                                                              (B) [_]
-------------------------------------------------------------------------------
 3SEC USE ONLY
-------------------------------------------------------------------------------
 4SOURCE OF FUNDS (SEE INSTRUCTIONS):
  WC
-------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(E) OR 2(F):

                                                                  [_]
-------------------------------------------------------------------------------
 6CITIZENSHIP OR PLACE OF ORGANIZATION:
  DELAWARE
-------------------------------------------------------------------------------
 7AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
  3,944,708*
-------------------------------------------------------------------------------
 8CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES:

                                                                  [_]
-------------------------------------------------------------------------------
 9PERCENT OF CLASS REPRESENTED TO AMOUNT IN ROW (7) APPROXIMATELY:
  32.1%
-------------------------------------------------------------------------------
10TYPE OF REPORTING PERSON:
  CO
-------------------------------------------------------------------------------

--------
 * On March 18, 1998 Motorola, Inc., a Delaware corporation (the "Purchaser"), entered into separate Common Stock Purchase Agreements (the "Common Stock Purchase Agreements") with Steven F. Mills, Senior Vice President of Advance Technology Development and John W. Staten, Chief Financial Officer and Assistant Secretary, respectively (collectively, the "Employee Shareholders") pursuant to which the Employee Shareholders have agreed, among other things, to validly sell 10,000 and 25,000 shares of common stock of NetSpeak Corporation, a Florida corporation, respectively, to the Purchaser at a purchase price of $30.00 net per share. These shares represent approximately 0.29% of the shares outstanding as of March 18, 1998. The stock purchases contemplated by the Common Stock Purchase Agreements will be consummated in connection with the completion of the tender offer more fully described herein. The Common Stock Purchase Agreements are described more fully in Section 12 of the Offer to Purchase dated March 25, 1998. The number of shares set forth in Item 7 is based upon the number of shares of common stock outstanding on April 21, 1998 and includes 2,686,470 shares tendered, accepted for payment pursuant to the Offer to Purchase (including 100,000 shares subject to guaranteed delivery procedures) and not withdrawn pursuant to the Offer to Purchase and 35,000 shares of common stock to be purchased from the Employee Shareholders.

  Motorola, Inc., a Delaware corporation (the "Purchaser"), hereby amends and supplements its Tender Offer Statement on Schedule 14D-1, filed on March 25, 1998 (as amended, the "Schedule 14D-1"), relating to the offer by the Purchaser to purchase up to 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock" or "Shares"), of NetSpeak Corporation, a Florida corporation ("Company"), as set forth in this Amendment No. 2. The item numbers and responses thereto below are in accordance with the requirements of
Schedule 14D-1.

ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

  The information set forth in Item 6 is hereby amended and supplemented to add the following:

    Following the expiration of the Offer at 12:00 Midnight, New York City time, on Tuesday, April 21, 1998, the Purchaser accepted for payment all Shares tendered pursuant to the Offer. The Purchaser has been informed by the Depositary that 2,686,470 Shares (including 100,000 Shares tendered pursuant to guaranteed delivery procedures), representing approximately 21.9% of the outstanding Shares, were tendered pursuant to the Offer. A copy of the press release issued on April 22, 1998 with respect to the foregoing is attached as Exhibit (a) (10) hereto and is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  The information set forth in Item 11 is hereby amended and supplemented by adding the following exhibit:

    (a) (10)--Text of Press Release, dated April 22, 1998, issued by
  Purchaser.

                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Dated: April 22, 1998                     MOTOROLA, INC.

                                             /s/ Stephen P. Earhart
                                          By: _________________________________
                                             Name: Stephen P. Earhart
                                             Title: Senior Vice President

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                               EXHIBIT NAME
  -------                              ------------
 99(a)(1)* --Offer to Purchase dated March 25, 1998.
 99(a)(2)* --Letter of Transmittal.
 99(a)(3)* --Notice of Guaranteed Delivery.
 99(a)(4)* --Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
            Other Nominees.
 99(a)(5)* --Letter to Clients for use by Brokers, Dealers, Commercial Banks,
            Trust Companies and Other Nominees.
 99(a)(6)* --Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9.
 99(a)(7)* --Form of Summary Advertisement as published in the Wall Street
            Journal on March 25, 1998.
 99(a)(8)* --Text of Press Release, dated March 19, 1998, issued by the Company and Purchaser.
 99(a)(9)* --Text of Press Release, dated March 25, 1998, issued by Purchaser.
 99(a)(10) --Text of Press Release, dated April 22, 1998, issued by Purchaser.
 99(b)(1)* --None.
 99(c)(1)* --Tender Agreement dated March 18, 1998 between the Company and the
            Purchaser.
 99(c)(2)* --Voting Agreement dated March 18, 1998 between the Purchaser, the
            Company and certain management shareholders.
 99(c)(3)* --Standstill and Participation Rights Agreement dated March 18, 1998 between the Company and the Purchaser.
 99(c)(4)* --Amended and Restated NetSpeak Corporation Investor's Rights
            Agreement dated March 18, 1998 between the Company and the
            Purchaser.
 99(c)(5)* --Common Stock Purchase Agreement dated March 18, 1998 between the
            Purchaser and John W. Staten.
 99(c)(6)* --Common Stock Purchase Agreement dated March 18, 1998 between the
            Purchaser and Steven F. Mills.
 99(c)(7)* --Joint Development and License Agreement dated March 18, 1998 between the Company and the Purchaser.**
 99(d)(1)  --None.
 99(e)(1)  --Not applicable.
 99(f)(1)  --None.

  --------
  *Previously filed
 **Certain portions of this Exhibit have been omitted based upon a request to the Commission for confidential treatment. Omitted portions have been separately filed with the Commission.